UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Devon Energy Corporation

(Name of Registrant as Specified In Its Charter)

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20 North Broadway

Oklahoma City, OK 73102-8260

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2004

To Devon Energy Corporation Stockholders:

The Annual Meeting of Stockholders of Devon Energy Corporation will be held on Tuesday, June 8, 2004 at 8:00 a.m. (local time) in the Kingkade Room on the Second Floor of the Renaissance Oklahoma City Hotel, Ten North Broadway, Oklahoma City, Oklahoma, for the following purposes:

•	To elect four Directors for terms expiring in the year 2007;

•	To ratify the appointment of the independent auditors for 2004;

•	To consider and act upon the shareholder proposal set forth in the accompanying Proxy Statement, if presented; and

•	To transact such other business as may properly come before the meeting or any adjournments of the meeting.

Stockholders of record at the close of business on April 9, 2004 are entitled to notice of and to vote at the meeting. You may examine a complete list of stockholders entitled to vote at the meeting during normal business hours for the 10 days prior to the meeting at our offices and at the meeting.

IMPORTANT

Your proxy is important to assure a quorum at the meeting. Whether or not you expect to attend the meeting, please vote in any one of the following ways:

•      call the toll-free number listed on the voting instruction form from the U.S. or Canada;

•      log on to https://www.proxyvotenow.com/dvn; or

•      mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

Please note that all votes cast via telephone or the Internet must be cast before 5:00 p.m. Eastern Daylight Time on Monday, June 7, 2004.

BY ORDER OF THE BOARD OF DIRECTORS

Janice A. Dobbs

Corporate Secretary

Oklahoma City, Oklahoma

April 26, 2004

i

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2004

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on June 8, 2004. We are first sending this Proxy Statement to our stockholders on or about April 26, 2004.

All references in this Proxy Statement to we, our, us, the Company or Devon refer to Devon Energy Corporation including our predecessors and subsidiary corporations.

ABOUT THE MEETING

Q:	What is the purpose of the Annual Meeting?

A:	At our Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, including the election of Directors, ratification of the Company’s independent auditors and consideration of a shareholder proposal, if presented at the meeting.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on April 9, 2004 (the Record Date). As of the Record Date, there were 238,898,464 shares of Devon common stock and 1,436,138 Northstar exchangeable shares outstanding. Each share of common stock and each Northstar exchangeable share is entitled to one vote at the meeting.

Q:	How do I vote?

A:	Other than attending the meeting and casting your vote in person, you may either:

•	Dial the toll-free number listed on the voting instruction form from the U.S. or Canada. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day, and will close at 5:00 p.m. Eastern Daylight Time on June 7, 2004; or

•	Go to the following website on the Internet: https://www.proxyvotenow.com/dvn. As with telephone voting, simply follow the instructions on the screen and you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day, and will close at 5:00 p.m. Eastern Daylight Time on June 7, 2004; or

•	Mark your selection on the enclosed proxy card, date and sign the card, and return the card in the pre-addressed, postage-paid envelope provided.

Q:	If I vote by telephone or Internet, do I need to return my proxy card?

A:	No.

Q:	How do I vote the shares held in my 401(k) Plan:

A:	If you are an employee or former employee participating in the Devon Energy Incentive Savings Plan (the “Plan”) and have shares of Devon common stock credited to your Plan account as of the record date, such shares are shown on the enclosed proxy card. You have the right to direct the Plan Trustee regarding how to vote those shares. The Trustee for the Plan is Fidelity Management Trust Company.

The Trustee will vote the shares in your Plan account in accordance with your instructions. If you do not send instructions (by voting your shares as provided above in “How do I vote?”) or if your proxy card is not received by June 4, 2004, the shares credited to your account will be voted by the Trustee in the same proportion as it votes shares for which it did receive timely instructions.

Q:	Will each stockholder in our household receive a Proxy Statement and Annual Report?

A:	No. Only one Proxy Statement and Annual Report will be delivered to multiple stockholders sharing an address unless you notify us to the contrary. However, any stockholder at a shared address to which a single copy of the Proxy Statement and Annual Report has been sent who would like an additional copy of this Proxy Statement and Annual Report or future copies of Proxy Statements and Annual Reports may write Devon Energy Corporation, Attention: Corporate Secretary, 20 North Broadway, Oklahoma City, OK 73102, e-mail: janice.dobbs@dvn.com or call (405) 235-3611.

Q:	What is the difference between voting via telephone or the Internet or returning a proxy card versus voting in person?

A:	Voting by proxy, regardless of whether it is via telephone or the Internet or by returning your proxy card by mail, appoints J. Larry Nichols and Marian J. Moon as your proxies. They will be required to vote on the proposal exactly as you specified. However, if any other matter requiring a stockholder vote is properly raised at the meeting and you are not present to cast your vote, then Mr. Nichols and Ms. Moon are authorized to use their discretion to vote on the issues on your behalf.

Q:	How does discretionary authority apply?

A:	If you sign your proxy card, but do not make any selections, you give authority to Mr. Nichols and Ms. Moon to vote on the proposals and any other matter that may arise at the Annual Meeting.

Q:	If I vote via telephone or the Internet or by mailing my proxy card, may I still attend the meeting?

A:	Yes.

Q:	What if I want to change my vote?

A:	You can revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the meeting, or by filing a written revocation with Devon’s Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

Q:	Is my vote confidential?

A:	Yes, only Georgeson Shareholder Communications Inc., our Proxy Solicitor, and certain employees of Devon will have access to your voting information. We will act as our own Inspector of Election. All comments will remain confidential, unless you ask that your name be disclosed.

Q:	Who will count the votes?

A:	Wachovia Bank, N.A. will tabulate the votes.

Q:	What does it mean if I get more than one proxy card?

A:	Your shares are probably registered differently or are in more than one account. Vote all proxy cards to ensure that all your shares are voted. Contact our transfer agent, Wachovia Bank, N.A. to have your accounts registered in the same name and address.

Q:	How many shares of stock are outstanding and entitled to vote at the Devon Annual Meeting?

A:	As of the record date, there were 238,898,464 shares of Devon common stock and 1,436,138 Northstar exchangeable shares outstanding.

Q:	What if I hold Northstar exchangeable shares?

A:	As of the close of business on the record date, there were 1,436,138 Northstar exchangeable shares outstanding. Each exchangeable share is entitled to one vote at the meeting. The document governing the voting of exchangeable shares is the Voting and Exchange Trust Agreement dated December 10, 1998, as amended on August 17, 1999, (the “Voting Agreement”). Under the Voting Agreement, CIBC Mellon Trust Company, the Trustee, is entitled to exercise certain voting rights on behalf of holders of the exchangeable shares. The Trustee holds one share of our special voting stock, which we call the special voting share. The special voting share is entitled to a number of votes equal to the number of exchangeable shares outstanding from time to time that are held by persons other than Devon. Pursuant to the Voting Agreement, each holder of exchangeable shares, other than Devon, is entitled to give the Trustee voting instructions for a number of votes equal to the number of that holder’s exchangeable shares.

If you own exchangeable shares, we have sent you a voting instruction card so that you may exercise your voting rights at the meeting. The Trustee will cast votes at the meeting only as you direct on your voting instruction card. If you do not mark and return your voting instruction card, the Trustees will not cast any votes on your behalf.

If you wish to vote at the meeting but do not want the Trustee to vote your shares, you may do one of the following:

•	Contact the Trustee and request that it give a proxy to Devon management so they can vote on your behalf at the meeting; or

•	Attend the meeting and vote in person.

You may revoke the voting instruction card by delivering either a revocation or a later dated voting instruction card to the Trustee.

Q:	What constitutes a quorum?

A:	The common stock and the Northstar exchangeable shares vote together as a single class. A majority of the votes represented by the common stock and the exchangeable shares, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or the Internet or by returning your proxy card, you will be considered part of the quorum. The Inspector of Election will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

Q:	How many votes will be required to approve a proposal?

A:	Election of Directors at the meeting will be by a plurality of votes cast at the meeting. Votes may be cast in favor of the election of each Director nominee or withheld. With respect to other matters, the affirmative vote of the holders of a majority of the voting shares, present in person or by proxy, entitled to vote at the meeting is required to take any other action. Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy.

Q:	Can brokers who hold shares in street name vote those shares with respect to the election of Directors if they have received no instructions?

A:	We believe that brokers that are member firms of the New York Stock Exchange or NYSE, and who hold common stock in street name for customers, but have not received instructions from a beneficial owner, have the authority under the rules of the NYSE to vote those shares with respect to the election of Directors. In Canada, registrants and their nominees may not exercise voting rights without instructions from a beneficial owner. Therefore, no votes with respect to the exchangeable shares will be cast without specific instructions to the Trustee.

Q:	How will you treat abstentions and broker non-votes?

A:	We will (i) count abstentions and broker non-votes for purposes of determining the presence of a quorum at the meeting; (ii) treat abstentions as votes not cast but as shares represented at the meeting for determining results on actions requiring a majority of voting shares present and entitled to vote at the meeting; (iii) not consider broker non-votes for determining actions requiring a majority of voting shares present and entitled to vote at the meeting; and (iv) consider neither abstentions nor broker non-votes in determining results of plurality votes.

Q:	Who pays the solicitation expenses?

A:	We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our Directors, officers or regular employees, none of whom will receive additional compensation therefore. We have also retained Georgeson Shareholder Communications Inc. to assist in solicitation of proxies at an estimated cost of $9,000, plus reasonable expenses. Those holding shares of common stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Q:	Where can I find the voting results of the meeting?

A:	We will announce voting results at the meeting, and we will publish final results in our quarterly report on Form 10-Q for the second quarter of 2004. We will file that report with the Securities and Exchange Commission. You can get a copy of this and other reports free of charge on our Internet website, www.devonenergy.com, or by contacting either our investor relations department at (405) 552-4570 or the Securities and Exchange Commission at 1-800-SEC-0330 or www.sec.gov.

Q:	Will your independent auditors be available to respond to stockholder questions?

A:	The Audit Committee of the Board of Directors has selected KPMG LLP to serve as our independent auditors for the fiscal year ending December 31, 2004. Representatives of KPMG LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to stockholder questions.

Q:	Where can I reach you?

A:	Our mailing address is:

20 North Broadway

Oklahoma City, OK 73102-8260

Our telephone number is:

(405) 235-3611

YOUR PROXY VOTE IS IMPORTANT. YOU ARE ASKED TO VOTE BY USING EITHER THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD; THE INTERNET WEBSITE SHOWN ON THE PROXY CARD; OR BY RETURNING THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING.

CORPORATE GOVERNANCE

In 2003, the Board of Directors refined and formalized various processes that the Board and its Committees already had in place by adopting Corporate Governance Guidelines. These Guidelines, attached as Appendix A to this Proxy Statement, reflect the Board’s continuing focus on excellence in corporate governance and its commitment to monitor the effectiveness of policy and decision-making both at the Board and management level.

Board Meetings and Attendance

Our Board of Directors met five times in 2003. All Directors attended 75 percent or more of the total meetings of the Board of Directors and Committees on which they served. Devon’s policy regarding Directors’ attendance at the Annual Meeting is described in the Corporate Governance Guidelines. This policy was adopted in 2004. One Director attended the 2003 Annual Meeting.

In 2003, the Board of Directors restructured its standing committees consisting of an Audit Committee, a Compensation Committee, a Dividend Committee and a Nominating and Governance Committee, as follows:

Committee and Members	Functions of Committee	Number of Meetings In 2003
Audit Thomas F. Ferguson[1,2] Milton Carroll Peter J. Fluor J. Todd Mitchell	• Appoints the Company’s independent auditors • Approves the nature and scope of services performed by the independent auditors and reviews the range of fees for such services • Confers with the independent auditors and reviews the results of their audit • Reviews our accounting and financial controls and provides assistance to the Board of Directors with respect to our corporate and reporting practices • Prepares the Audit Committee Report required by SEC rules for the annual Proxy Statement	7

Compensation David M. Gavrin[1] Robert L. Howard William J. Johnson Robert A. Mosbacher, Jr.	• Determines the nature and amount of compensation of all of our executive officers who are also Directors and the amount and terms of stock options granted to all employees • Provides guidance and makes recommendations to management regarding employee benefit programs • Administers long-term incentive plans	7

Nominating and Governance Michael E. Gellert[1] John A. Hill Michael M. Kanovsky Charles F. Mitchell	• Recommends to the Board of Directors, prior to each Annual Meeting of stockholders, a slate of nominees for election or reelection as Directors by our stockholders at the Annual Meeting • Recommends to the Board of Directors nominees to fill vacancies as they occur among the Directors • Considers nominees recommended by our stockholders • Oversees the corporate governance of the Company, including the development, recommendation and annual review of Corporate Governance Guidelines for the Company	1

Dividend J. Larry Nichols[1]	• Declares or refrains from declaring dividends from time to time upon the outstanding shares of the Company	4[3]

[1]	Chairperson
[2]	Audit Committee Financial Expert
[3]	By Written Consent

The Charters of the Audit Committee, Compensation Committee and Nominating and Governance Committee are attached as Appendix B, C and D, respectively. In addition to the Corporate Governance Guidelines and the Committee Charters, the Company’s Code of Business Conduct and Ethics and Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer can be found on the Company’s website at www.devonenergy.com and will be furnished in print to any stockholder who requests it. Amendments to and waivers from any provision of the Code of Ethics will be posted on the foregoing website.

Director Independence

The Board has affirmatively determined that each of the current Directors, with the exception of the management Director, J. Larry Nichols, has no material relationship with Devon that would interfere with the exercise of independent judgment and, therefore, is independent under the listing standards of the American Stock Exchange (“AMEX”). Each member of the Audit, Compensation and Nominating and Governance Committees of the Board is “independent” as required by applicable AMEX and Securities and Exchange Commission rules.

Lead Director

In 2003, the Board created a new position of Lead Director, whose primary responsibility is to preside over the executive session of the Board meeting in which management Directors and other members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

Director, Michael E. Gellert, was designated by the Board to serve in this position until the Company’s 2005 Annual Meeting of stockholders.

Communication with Directors

Any stockholder or other interested party may contact the Company’s Lead Director or the Non-Management Directors by (i) U.S. mail to Lead Director or to Non-Management Director, c/o Office of the Corporate Secretary, Devon Energy Corporation, 20 North Broadway, Oklahoma City, OK 73102; (ii) calling Devon’s Non-Management Director Access Line (866) 888-6179; or (iii) sending an e-mail to nonmanagement.directors@dvn.com. Management Directors may also be communicated with by (i) U.S. mail to Management Director, c/o Office of the Corporate Secretary, Devon Energy Corporation, 20 North Broadway, Oklahoma City, OK 73102; (ii) contacting the Office of the Corporate Secretary at (405) 235-3611; or (iii) sending an e-mail to janice.dobbs@dvn.com. All calls or correspondence are anonymous and confidential. All such communications, other than advertisements or other solicitations, will be forwarded to the appropriate Director(s) for review.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter that was approved by the Board in November 2003. The charter is attached to this Proxy Statement as Appendix B and can be viewed on the Devon website at www.devonenergy.com.

The Board of Directors maintains an Audit Committee comprised of four outside Directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of the AMEX that govern audit committee composition, including the requirement that audit committee members all be independent directors as that term is defined by AMEX Listing Standards, Policies and Requirements—Section 121(A).

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal controls. This system is designed to provide reasonable assurance regarding the achievement of objectives in the areas of reliability of financial reporting, effectiveness and efficiency of operations and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In 2003, the Board adopted a revised Charter of the Audit Committee, attached hereto as Appendix B.

In fulfilling its duties in the 2003 fiscal year, the Audit Committee has done each of the following:

•	reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of our accounting principles and other matters;

•	discussed with the independent auditors other matters under generally accepted auditing standards, including Statement on Auditing Standards No. 61, Communications with Audit Committee;

•	discussed with the independent auditors the auditors’ independence from management, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1;

•	discussed with our independent auditors the overall scope and plans for their audit; and

•	met with the independent auditors, with and without management present, to discuss the results of their audit and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee has approved KPMG LLP as our independent auditors for the fiscal year ending December 31, 2004.

Thomas F. Ferguson, Chairman

Milton Carroll

Peter J. Fluor

J. Todd Mitchell

Independent Auditors’ Fees

Under the terms of its Charter, the Audit Committee approves fees paid by Devon to our independent auditors. For the fiscal years ended December 31, 2003 and December 31, 2002, we paid the following fees to KPMG LLP:

	2003	2002
Audit fees	$1,678,396	$1,164,444
Audit related fees	$251,619	$158,784
Tax fees	$875,371	$394,245
All other fees	—	—

Audit related fees consisted principally of audits of financial statements of employee benefit plans and certain affiliates and subsidiaries and certain accounting consultation. Tax fees consisted of tax compliance and tax consulting fees. The audit committee considered whether the provision of such services is compatible with maintaining KPMG LLP’s independence.

Audit Committee Pre-Approval Policies and Procedures

The 2003 and 2002 audit and non-audit services provided by KPMG LLP were approved by the Audit Committee. The non-audit services which were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditor’s independence.

The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee operates under a written charter that was approved by the Board in June 2003. The charter is attached to this Proxy Statement as Appendix C and can be viewed on the Devon website at www.devonenergy.com.

The Compensation Committee establishes the general compensation policies of the Company. The Committee meets in November or December of each year to establish specific compensation levels for the CEO, to provide guidance to the CEO with regard to compensation to executive officers and to review the executive officers’ compensation in general. (The CEO determines the compensation for executive officers other than the CEO.)

The Committee’s goal in setting executive compensation is to motivate, reward and retain management talent who support the Company’s objective of increasing values on both a corporate and per share basis. This goal is carried out through awards of base salary, annual cash bonuses and stock awards.

The Committee generally believes that the total cash compensation of its CEO and other executive officers should be similar to the total cash compensation of similarly situated executives of peer group public companies within the oil and gas industry. Further, a significant portion of the complete compensation package should be tied to the Company’s success in achieving long-term growth in per share earnings, cash flow, reserves, production and stock price.

Base Salary. A competitive base salary is considered vital to support the continuity of management and is consistent with the long-term nature of the oil and gas business. The Committee believes that the base salaries of the executive officers should be similar to the base salaries of executive officers of similar companies within the oil and gas industry and with whom Devon competes for executive personnel. Therefore, no performance criteria is applied to the base salary portion of the total compensation. Performance of the Company versus its peers is, however, given significant weight in the cash bonus and stock awards portions of compensation.

The CEO’s base salary for 2003 was based upon information available to the Committee at its December 2002 meeting. At that meeting, the Committee reviewed the results of a group of six companies to which the Committee believed Devon should be compared. This peer group included companies that were similar to Devon in total revenues, balance sheet ratios, oil and gas reserves and overall oil and gas operations. (The industry group index in the Performance Graph included in this Proxy Statement includes, but is not limited to, the companies used for this compensation analysis. In its analysis, the Committee specifically focused on those companies that are most similar to Devon in size, financial structure and operations, believing that the most direct comparisons would not necessarily include all of the more than 200 companies included in the industry group index used for the Performance Graph.)

A review of the base salaries for the highest-paid executive at each of these peer companies revealed that the 2002 base salary of Devon’s CEO was at the low end of the range of all base salaries in the group, and only 82% of the average 2001 base salary for the group. As a result of this finding, the Committee increased the CEO’s base salary for 2003 by 11% to $800,000.

The Committee advised the CEO that a similar procedure, using both publicly available and private survey data, should be used in evaluating the base salaries of the other executive officers of the Company.

Cash Bonuses. The Committee believes that the officers’ cash bonuses should be tied to Devon’s success in meeting its corporate goals and budgets and in achieving growth in comparison to those of the Company’s industry peers and to the individual officers’ contribution to such success. Cash bonuses for calendar year 2003 were set at the December 2003 Committee meeting. In setting the cash bonus for the CEO for the calendar year 2003, the Committee reviewed the performance of the peer group of six oil and gas companies.

The Committee reviewed Devon’s growth over the last one, three and five years, compared with the peer group average on a number of different measures, notably, change in earnings per share, cash flow per share, reserves per share and stock price. Devon’s growth in all of these measures exceeded that of the peer group average for the years reviewed, except stock price performance for the last year. The Committee considered the CEO’s efforts in successfully negotiating and completing the merger between the Company and Ocean Energy, Inc. The Committee also noted that not only had the operations of the entity been integrated successfully, but that the CEO also led the Company to successfully reduce the Company’s long-term debt as a percentage of total capital. In light of this analysis, the Committee awarded the CEO a cash bonus of $1,500,000. This award resulted in his total cash compensation for 2003 being 79% of the average total 2003 cash compensation for the highest-paid executives of the companies in the peer group.

The Committee advised the CEO that similar criteria should be used in establishing cash bonuses for the other executive officers.

Stock Awards. The Committee desires to reward key management and professional employees for long-term strategic management practices and enhancement of stockholder value with stock awards. Historically, the Committee has used stock option awards as the sole vehicle for executive long-term incentive awards. However, beginning in 2003, the Committee expanded its flexibility in granting long-term incentives by obtaining shareholder approval for a new long-term incentive plan. The plan provides for various types of awards, including restricted stock awards. At its meeting in December 2003 the Committee elected to reduce the number of stock option grants historically given to the CEO and other executive officers and to add restricted stock awards. Stock options are granted at an option price equal to the fair market value of the common stock on the grant date. Options vest 20% on the date of grant and 20% annually on each of the next four anniversary dates of the original grant. Restricted stock awards vest ratably over a four-year period beginning on the first anniversary of the grant. The grant of these awards, holdings of unexercised options and/or ownership of exercised option shares is designed to closely align the interests of the executive officers with those of the stockholders. The ultimate value of the awards will depend on the continued success of the Company, thereby creating a continuing incentive for executive officers to perform long after the initial grant.

The Committee considered stock awards in connection with 2003 Company performance at its meeting in December 2003. Stock options and restricted stock were awarded to the CEO and other executive officers at this meeting.

The Committee has established stock award targets for each participating level of responsibility within the Company. The Committee may consider corporate financial performance in determining the number of stock awards granted. The Committee wants to encourage executives to maintain ownership of Company stock and/or unexercised options. Although there are no specific ownership criteria used in granting stock awards, long-term ownership is viewed favorably. The Committee noted that Devon’s executive officers as a group still retained 71% of all unexpired options (both vested and unvested) that had been granted to them through December 2003.

The Committee generally seeks to award no more than 2% of the outstanding shares in any one year. The number of shares awarded in December 2003, including restricted stock awards and shares under option was .88% of the outstanding shares. As of December 2003, there were 15,345,008 shares under option (including options on 7,251,346 shares granted by Northstar, PennzEnergy, Santa Fe Snyder, Mitchell and Ocean that were assumed by Devon) and 10,360,227 shares available for grants of stock awards, which were 6.6% and 4.4%, respectively, of total shares on a fully-diluted basis.

Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to any one executive officer, unless certain requirements are met. The Committee may award compensation that is not deductible under Section 162(m) if it believes that such awards would be in the best interest of the Company or its stockholders.

We believe that the Company has an appropriate compensation structure that properly rewards and motivates its executive officers to build stockholder value.

As to Compensation of the CEO	As to Compensation of Executive Officers other than the CEO
David M. Gavrin, Chairman	J. Larry Nichols
Robert L. Howard
William J. Johnson
Robert A. Mosbacher, Jr.

Compensation Committee Interlocks

The Compensation Committee is composed of four independent, non-employee Directors, Messrs. Gavrin, Howard, Johnson and Mosbacher. These Directors have no interlocking relationships as defined by the Securities and Exchange Commission.

NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Nominating and Governance Committee operates under a written charter that was approved by the Board in November 2003. The charter is attached to this Proxy Statement as Appendix D and can be viewed on the Devon website at www.devonenergy.com.

Among its responsibilities, the Committee is responsible for reviewing with the Board any special Director qualifications, taking into account the composition and skills of the entire Board. The Committee makes recommendations to the Board about individuals to be nominated for election by the stockholders as Directors. The Board will take reasonable steps to ensure that qualified women and qualified persons from minority racial groups are in the pool from which the Board member nominees are chosen. The Nominating and Governance Committee may at its discretion seek third-party resources to assist in the process and will make final Director candidate recommendations to the Board. The basic qualifications the Committee looks for in Director candidates, which are identified in our Corporate Governance Guidelines, are:

•	independence

•	high ethical standards and integrity

•	willingness to act on and remain accountable for boardroom decisions

•	high intelligence and wisdom and apply it to decision-making

•	ability to communicate persuasively

•	a history of achievement that reflects high standards

Members of the Nominating and Governance Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. The Chairman of the Committee enters into a discussion with a candidate that is being considered for nomination. The Committee will consider nominees recommended by shareholders. The policy adopted by the Committee provides that nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit nominees for consideration for Director by the Committee for election at our 2005 Annual Meeting of Stockholders may do so by submitting in writing such nominee’s name in compliance with the procedures and along with the other information required by our bylaws to the Nominating and Governance Committee of the Board of Directors, Attention: Chairman, c/o Office of the Corporate Secretary, Devon Energy Corporation, 20 North Broadway, Oklahoma City, OK 73102.

The Committee plays a leadership role in shaping Devon’s corporate governance. It undertook a Corporate Governance Self-Assessment project in 2003, consisting of a thorough review of Devon’s corporate governance practices. The Committee reviewed Devon’s practices in light of emerging requirements, including then proposed corporate governance listing standards of the NYSE and AMEX and best practices followed by other companies. The goal of the project was to maintain and enhance a corporate governance framework for Devon. Based upon its review, the Committee determined that Devon already operates under many best corporate governance practices. The Committee recommended enhanced corporate governance standards to the Board and the Board voted to approve these standards which are reflected in:

•	the Corporate Governance Guidelines;

•	the charters for the Board’s Audit, Compensation and Nominating and Governance Committees; and

•	an expanded Code of Business Conduct and Ethics for all Directors, officers and employees.

These documents implement and strengthen Devon’s corporate governance practices. They are available on Devon’s website at www.devonenergy.com.

The Committee will conduct an annual evaluation of the effectiveness of the Board and Board Committees. In addition, each Board member will complete an annual self-assessment.

With Devon’s fundamental corporate governance practices firmly in place, the Committee is prepared to respond quickly to the new regulatory requirements and emerging best practices. The self-assessment project will be ongoing and its work will be updated periodically to enable Devon to maintain its position at the forefront of corporate governance best practices.

Michael E. Gellert, Chairman

John A. Hill

Michael M. Kanovsky

Charles F. Mitchell

AGENDA ITEM 1.    ELECTION OF DIRECTORS

Pursuant to provisions of our Certificate of Incorporation and Bylaws, the Board of Directors has determined that the Board will be comprised of 13 Directors. Our Certificate of Incorporation and Bylaws provide for three classes of Directors. These three classes of Directors serve staggered three-year terms, with Class I having four Directors, Class II having four Directors and Class III having five Directors.

The Board of Directors has nominated Thomas F. Ferguson, Peter J. Fluor, David M. Gavrin and Michael E. Gellert for reelection as Directors for terms expiring at the Annual Meeting in the year 2007, and in each case until their successors are elected and qualified. Although Mr. Gellert is standing for election for a full three-year term, he is expected to retire from the Board as of the 2005 Annual Meeting due to the age requirement of Board members. The four nominees are presently our Directors whose terms expire at the meeting. Other Directors who are remaining on the Board of Directors will continue in office in accordance with their previous elections until the expiration of their terms at the 2005 or 2006 Annual Meeting, as the case may be. The Board of Directors recommends a vote “FOR” each of the nominees for election to the Board of Directors.

It is the intention of the persons named in the proxy to vote proxies “FOR” the election of the four nominees. In the event that any of the nominees should fail to stand for election, the persons named in the proxy intend to vote for substitute nominees designated by the Board of Directors, unless the Board of Directors reduces the number of Directors to be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Nominees for Reelection as Directors for Terms Expiring in 2007

Thomas F. Ferguson

Director since 1982

Audit Committee Chairman

Mr. Ferguson, age 67, is the Managing Director of United Gulf Management Ltd., a
wholly-owned subsidiary of Kuwait Investment Projects Company KSC. He has represented Kuwait Investment Projects Company on the boards of various companies in which it invests, including Baltic Transit Bank in Latvia and Tunis International Bank in
Tunisia. Mr. Ferguson is a Canadian qualified Certified General Accountant and was formerly employed by the Economist Intelligence Unit of London as a financial consultant.

Peter J. Fluor

Director since 2003

Mr. Fluor, age 56, served as a Director of Ocean Energy, Inc. from 1980 to 2003. He has been Chairman and Chief Executive Officer of Texas Crude Energy, Inc., a private oil and gas company, since January 2001. From 1997 through 2000, Mr. Fluor was President and Chief Executive Officer of Texas Crude Energy, Inc. He also serves as Lead Independent Director of Fluor Corporation. Mr. Fluor is currently a Director of JPMorgan Chase & Co., Houston Regional Board.

David M. Gavrin

Director since 1979

Compensation Committee Chairman

Mr. Gavrin, age 69, has been a private investor since 1989. From 1978 to 1988, he was a General Partner of Windcrest Partners, private investment partnership in New York City, and, for 14 years prior to that, he was an officer of Drexel Burnham Lambert Incorporated. Mr. Gavrin is also a Director of MetBank Holding Corporation.

Michael E. Gellert

Director since 1971

Lead Director

Nominating and Governance Committee Chairman

Mr. Gellert, age 72, is a General Partner of Windcrest Partners, a private investment partnership in New York City, having held that position since 1967. From January 1958 until his retirement in October 1989, Mr. Gellert served in executive capacities with Drexel Burnham Lambert Incorporated and its predecessors in New York City. In addition to serving as a member of Devon’s Board of Directors, Mr. Gellert also serves on the boards of Humana Inc., Seacor Smit Inc., Six Flags Inc., Travelers Series Fund, Inc., and Smith Barney World Funds.

Directors Whose Terms Expire in 2006

Robert L. Howard

Director since 2003

Mr. Howard, age 67, served as a Director of Ocean Energy, Inc. from 1996 to 2003. Mr. Howard retired in 1995 from his position as Vice President of Domestic Operations, Exploration and Production, of Shell Oil Company. He is also a Director of Southwestern Energy Company and McDermott International Incorporated.

Michael M. Kanovsky

Director since 1998

Mr. Kanovsky, age 55, was co-founder of Northstar Energy Corporation, Devon’s Canadian subsidiary, and served on Northstar’s Board of Directors since 1982. He is President of Sky Energy Corporation, a privately-held energy corporation. Mr. Kanovsky continues to be active in the Canadian energy industry and is currently a Director of ARC Resources Ltd., Bonavista Petroleum Ltd., Pure Technologies Ltd. and TransAlta Corporation.

J. Todd Mitchell

Director since 2002

Mr. Mitchell, age 45, served on the Board of Directors of Mitchell Energy & Development Corp. from 1993 to 2002. He has served as president of GPM, Inc., a family-owned investment company, since 1998. Mr. Mitchell has also served as President of Dolomite Resources, Inc., a privately-owned mineral exploration and investments company, since 1987 and as Chairman of Rock Solid Images, a privately-owned seismic data analysis software company, since 1998.

J. Larry Nichols

Director since 1971

Chairman of the Board

Mr. Nichols, age 61, is a co-founder of Devon. Mr. Nichols was named Chairman of the Board of Directors in 2000. He served as President until 2003 and has served as Chief Executive Officer since 1980. Mr. Nichols serves as a Director of Smedvig ASA and Baker Hughes Incorporated. In 2004, Mr. Nichols was named to the Board of Governors of the Federal Reserve Board. Mr. Nichols also serves as a Director of several trade associations that are relevant to the conduct of Devon’s business.

Directors Whose Terms Expire in 2005

Milton Carroll

Director since 2003

Mr. Carroll, age 53, served as a Director of Ocean Energy, Inc. from 1997 to 2003. He was appointed Chairman of the Board of Directors of CenterPoint Energy, Inc. in 2002. Mr. Carroll has served as Chairman of the Board and Chief Executive Officer of Instrument Products, Inc. since 1977. He also serves as Chairman of Health Care Service Corporation and is a Director of Texas Eastern Products Pipeline Company Partners, L.L.C. and EGL, Inc.

John A. Hill

Director since 2000

Mr. Hill, age 62, has been with First Reserve Corporation, an oil and gas investment management company since 1983 and is currently its Vice Chairman and Managing Director. Prior to joining First Reserve Corporation, Mr. Hill was President, Chief Executive Officer and Director of Marsh & McLennan Asset Management Company and served as the Deputy Administrator of the Federal Energy Administration during the Ford administration. Mr. Hill is Chairman of the Board of Trustees of the Putnam Funds in Boston, a Trustee of Sarah Lawrence College, and a Director of TransMontaigne Inc., various companies controlled by First Reserve Corporation and Continuum Health Partners.

William J. Johnson

Director since 1999

Mr. Johnson, age 69, has been a private consultant for the oil and gas industry for more than the past five years. He is President and a Director of JonLoc Inc., an oil and gas company of which he and his family are the only stockholders. Mr. Johnson has served as a Director of Tesoro Petroleum Corp. since 1996. From 1991 to 1994, Mr. Johnson was President, Chief Operating Officer and a Director of Apache Corporation.

Charles F. Mitchell, M.D.

Director since 2003

Dr. Mitchell, age 55, served as a Director of Ocean Energy, Inc. from 1995 to 2003. He is a physician and surgeon and has been a Senior Partner of ENT Medical Center in Baton Rouge, Louisiana since 1985. Dr. Mitchell is involved in numerous private investments.

Robert A. Mosbacher, Jr.

Director since 1999

Mr. Mosbacher, age 52, has served as President and Chief Executive Officer of Mosbacher Energy Company since 1986. He was previously a Director of PennzEnergy Company and served on its Executive Committee. Mr. Mosbacher is currently a Director of JPMorgan Chase & Co., Houston Regional Board, and is on the Executive Committee of the U.S. Oil & Gas Association.

Chairman Emeritus

John W. Nichols

Director 1971-1999

Chairman Emeritus

Mr. Nichols, age 89, is one of Devon’s co-founders. He was named Chairman Emeritus in 1999. Mr. Nichols was Chairman of our Board of Directors when we began operations in 1971 and continued in this capacity until 1999. He is a founding partner of Blackwood & Nichols Co., which developed the conventional reserves in the Northeast Blanco Unit of the San Juan Basin. Mr. Nichols is a non-practicing Certified Public Accountant.

AGENDA ITEM 2.    RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2004

The Audit Committee has appointed KPMG LLP, as the Company’s independent auditors for 2004. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions from stockholders. In order to enhance its corporate governance practices, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification. If the appointment of KPMG LLP is not ratified by the stockholders, the Board of Directors will consider appointing another independent accounting firm for 2005.

The Board of Directors recommends a vote “FOR” the ratification of KPMG LLP as the Company’s independent auditors for 2004.

AGENDA ITEM 3.    STOCKHOLDER PROPOSAL FOR A DIRECTOR ELECTION VOTE THRESHOLD

The United Brotherhood of Carpenters Pension Fund (“UBC Funds”) located at 101 Constitution Avenue, N.W., Washington, D.C. 20001, has notified Devon that it intends to present the resolution set forth below at the Annual Meeting for action by the stockholders. UBC Funds’ supporting statement for the resolution, along with the Board of Directors’ statement in opposition is set forth below. As of January 9, 2004, the UBC Funds owned 3,900 shares of Devon common stock. Proxies solicited on behalf of the Board of Directors will be voted “AGAINST” this proposal unless stockholders specify a contrary choice in their proxies.

“Resolved: That the shareholders of Devon Energy Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that nominees standing for election to the Board of Directors must receive the vote of a majority of the shares entitled to vote and present in person or by proxy at an Annual Meeting of Shareholders in order to be elected or re-elected to the Board of Directors.”

Supporting Statement of UBC Funds: Our Company is incorporated in the state of Delaware. Delaware corporate law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business. (8 Del. C. 1953, Section 216 – Quorum and required vote for stock corporations). Further, the law provides that in the absence of any such specification in the certificate of incorporation or bylaws of the corporation, Directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of Directors.” Our Company presently does not specify a vote requirement other than a plurality for the election of Directors, so Company Directors are elected by a plurality of the vote.

We feel that it is appropriate and timely for the board to initiate a change in the threshold vote required for a nominee to be elected to the Board of Directors. While the governance change proposed would entail a vote of the shareholders, the Board of Directors is positioned to initiate the amendment process. We believe that in order to make corporate Director elections more meaningful at our Company, Directors should have to receive the vote of a majority of the shares entitled to be voted in a Director election. Under the present system, a Director can be re-elected even if a substantial majority of the votes cast is withheld from that Director. For example, if there are 100 million votes represented at a meeting and eligible to be cast and 90 million of these votes are withheld from a given candidate, he or she would still be elected with a plurality of the vote despite the fact that 90% of the votes cast withheld support for that nominee’s election to the board. We believe that a Director candidate that does not receive a majority of the vote cast should not be seated as a Director.

It is our contention that the proposed majority vote standard for corporate board elections is a fair and reasonable standard and adoption of such a standard will strengthen the corporate governance processes at our Company. We urge your support of this important governance reform.

The Board of Directors recommends a vote “AGAINST” the proposal for a Director election vote threshold.

Opposition Statement of the Company: Devon has a history of electing, by a plurality, strong and independent Boards. The plurality voting threshold is the accepted standard for the election of Directors of publicly-traded companies and provides important advantages over the higher threshold suggested by this proposal. Therefore, your Board recommends that you vote “AGAINST” this proposal.

Section 216 of the Delaware General Corporation Law, while generally permitting the certificate of incorporation or bylaws of a Delaware corporation to specify the vote necessary for the transaction of any business at a meeting of shareholders, provides that in the absence of such specification, “{d}irectors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of Directors”.

Under the Company’s existing bylaws, Directors of the Company are elected by a plurality of the votes cast at the Annual Meeting of shareholders. As a shareholder, you are entitled to vote “For” the Director nominees, or you may elect to “Withhold” from voting for the Director nominees. Withheld votes are treated as votes not cast, and therefore have no effect on the outcome of the election.

Under the shareholder proposal, to be elected a Director of the Company the Director nominee must receive the vote of a majority of all voting shares present and entitled to vote at the meeting. Accordingly, withheld votes would have the same effect as votes cast against the Director nominee.

By requiring that in order for a Director to be elected, he/she must receive the vote of a majority of the shares entitled to vote and present in person or by proxy at an Annual Meeting, the proposal would establish an arbitrarily high and potentially disruptive vote requirement.

Moreover, the proposal opens up the possibility that no Director nominees will be elected, since the shareholder proposal does not address what would occur if a candidate fails to receive the requisite majority vote. Under Delaware law and Devon’s bylaws, the possible scenarios include the prior Director remaining in office until a successor is elected and qualified, the Board of Directors electing a Director to fill a vacancy, or the position remaining vacant. All of these alternatives are less democratic and, in the view of Devon’s Board of Directors, less desirable than the election of Directors by plurality vote.

Finally, the proposal could prove impractical and especially disruptive in a situation in which a competing slate of Directors is nominated for election, because of the possibility that the division of votes could result in no candidate from either slate receiving the requisite vote.

For these reasons, the Board of Directors of Devon believes that this shareholder proposal would not improve Devon’s corporate governance and is not in the best interest of Devon’s shareholders. Therefore, the Board of Directors recommends a vote “AGAINST” this proposal.

PRINCIPAL SECURITY OWNERSHIP

The table below sets forth, as of April 1, 2004, the names and addresses of each person known by management to own beneficially more than 5% of our outstanding voting shares, the number of voting shares beneficially owned by each such stockholder and the percentage of outstanding voting shares owned. The table also sets forth the number and percentage of outstanding voting shares beneficially owned by our Chief Executive Officer, or CEO, each of our Directors, the four most highly compensated executive officers for the year ended December 31, 2003, other than the CEO, and by all of our executive officers and Directors as a group.

Name and Address of Beneficial Owner	Number of Shares (1)	Percent of Class
Davis Selected Advisors, L.P. 2949 East Elvira Road, Suite 101 Tucson, AZ 85706	14,243,062 (2)	5.94%

George P. Mitchell 2001 Timberloch Place The Woodlands, TX 77380	13,305,393 (3)	5.55%

Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	12,960,830 (4)	5.40%

J. Larry Nichols*	1,070,201 (5)	*	*
J. Todd Mitchell*	357,000 (6)	*	*
Michael E. Gellert*	332,720 (7)	*	*
Darryl G. Smette	226,800 (8)	*	*
Brian J. Jennings	119,851 (9)	*	*
David M. Gavrin*	110,599 (10)	*	*
John Richels	106,108 (11)	*	*
J. Michael Lacey	88,265 (12)	*	*
Peter J. Fluor*	64,622 (13)	*	*
John A. Hill*	63,264 (14)	*	*
Michael M. Kanovsky*	52,526 (15)	*	*
Charles F. Mitchell, M.D.*	40,615 (16)	*	*
Robert L. Howard*	39,384 (17)	*	*
Thomas F. Ferguson*	21,000 (18)	*	*
William J. Johnson*	20,533 (19)	*	*
Robert A. Mosbacher, Jr.*	12,223 (20)	*	*
Milton Carroll*	9,968 (21)	*	*

All of our Directors and executive officers as a group (18 persons)	1,574,355 (22)	*	*

*	Director. The business address of each Director is 20 North Broadway, Oklahoma City, Oklahoma 73102-8260.
**	Less than 1%.
(1)	Shares beneficially owned includes shares of common stock, exchangeable shares and shares of common stock issuable within 60 days of April 1, 2004.
(2)	Davis Selected Advisors, L.P. has reported ownership on Schedule 13G filed on March 13, 2003.
(3)	George P. Mitchell has reported ownership on Schedule 13G filed on January 28, 2002. Mr. Mitchell disclaims beneficial ownership of 598,166 of these shares which are deemed beneficially owned by Mr. Mitchell’s wife.
(4)	Capital Research and Management Company has reported ownership on Schedule 13G filed on February 13, 2004.

(5)	Includes 42,965 shares owned of record by Mr. Nichols as Trustee of a family trust, 78,624 shares owned by Mr. Nichols’ wife, and 463,612 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols.
(6)	Includes 351,000 shares acquired as a result of the merger of Mitchell Energy & Development Corp. into Devon. These shares are held by a family limited partnership, the general partner of which is a limited liability company that is owned in equal shares by the 10 adult children of George P. Mitchell and Cynthia Woods Mitchell and for which J. Todd Mitchell acts as the sole manager. The limited liability company owns a 0.1% general partnership interest in the partnership. Mr. & Mrs. Mitchell own a 5% limited partnership interest in the partnership, and the trusts for the 10 adult children of Mr. & Mrs. Mitchell (including J. Todd Mitchell) each owns a 9.49% limited partnership interest in the partnership. J. Todd Mitchell is the sole Trustee of each of the trusts. J. Todd Mitchell disclaims beneficial ownership of the shares of common stock referred to in this footnote except to the extent of his pecuniary interest therein. The remaining 6,000 shares are deemed beneficially owned pursuant to stock options held by Mr. Mitchell.
(7)	Includes 309,149 shares owned by Windcrest Partners, a limited partnership, in which Mr. Gellert shares investment and voting power and 21,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. Gellert.
(8)	Includes 204,700 shares that are deemed beneficially owned pursuant to stock options held by Mr. Smette.
(9)	Includes 351 shares held in the Devon Energy Incentive Savings Plan and 103,600 shares that are deemed beneficially owned pursuant to stock options held by Mr. Jennings.
(10)	Includes 1,089 shares owned by Mr. Gavrin’s wife and 37,079 shares owned of record by Mr. Gavrin as Trustee of a family trust. The remaining 21,000 shares are deemed beneficially owned pursuant to stock options held by Mr. Gavrin.
(11)	Includes 2,968 shares held in the Devon Energy Incentive Savings Plan, exchangeable shares that are convertible into 440 shares of common stock, and 93,600 shares that are deemed beneficially owned pursuant to stock options held by Mr. Richels.
(12)	Includes 83,100 shares that are deemed beneficially owned pursuant to stock options held by Mr. Lacey.
(13)	Includes a 25,191 share interest in the OEI Outside Directors Deferred Fee Plan and 27,012 shares that are deemed beneficially owned pursuant to stock options held by Mr. Fluor.
(14)	Includes 11,942 shares owned by a partnership in which Mr. Hill shares voting and investment power, 2,363 shares owned by Mr. Hill’s immediate family and 13,400 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hill.
(15)	Includes exchangeable shares that are convertible into 36,116 shares of common stock and 15,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Kanovsky.
(16)	Includes a 5,168 share interest in the OEI Outside Directors Deferred Fee Plan, 4,843 shares held in a profit-sharing trust and 28,815 shares that are deemed beneficially owned pursuant to stock options held by Dr. Mitchell.
(17)	Includes a 8,730 share interest in the OEI Outside Directors Deferred Fee Plan and 28,170 shares that are deemed beneficially owned pursuant to stock options held by Mr. Howard.
(18)	Includes 21,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Ferguson.
(19)	Includes 12,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Johnson.
(20)	Includes 12,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Mosbacher.
(21)	Includes 7,968 shares that are deemed beneficially owned pursuant to stock options held by Mr. Carroll.
(22)	Includes exchangeable shares that are convertible into 36,556 shares of common stock and 1,307,865 shares that are deemed beneficially owned pursuant to stock options held by Directors and executive officers.

INFORMATION ABOUT EXECUTIVE OFFICERS

Information concerning our executive officers is set forth below. Information concerning J. Larry Nichols is set forth under the caption “Election of Directors – Directors whose Terms Expire in 2006.”

John Richels President

Mr. Richels, age 52, was elected President of Devon Energy Corporation in 2004. He previously served as a Senior Vice President of Devon and President and Chief Executive Officer of Devon’s Canadian subsidiary. Mr. Richels joined Devon through its 1998 acquisition of Canadian-based Northstar Energy Corporation where he held the position of Executive Vice President and Chief Financial Officer from 1996 to 1998 and served on the Board of Directors from 1993 to 1996. Prior to joining Northstar, Mr. Richels was Managing Partner, Chief Operating Partner and a member of the Executive Committee of the Canadian-based national law firm, Bennett Jones. Mr. Richels previously has served as a Director of a number of publicly-traded companies and is Vice-Chairman of the Board of Governors of the Canadian Association of Petroleum Producers. While employed by Bennett Jones in the 1980s, Mr. Richels served as General Counsel of the XV Olympic Winter Games Organizing Committee in Calgary.

Brian J. Jennings	Senior Vice President—Corporate Finance and Development
Chief Financial Officer

Mr. Jennings, age 43, was elected to the position of Senior Vice President—Corporate Finance and Development and Chief Financial Officer in 2004. Mr. Jennings previously served as Senior Vice President—Corporate Finance and Development from 2002 to 2004 and as Senior Vice President—Corporate Development from 2001 to 2002. He joined Devon in 2000 as Vice President—Corporate Finance. Prior to joining Devon, Mr. Jennings was a Managing Director in the Energy Investment Banking Group of PaineWebber, Inc. He began his banking career at Kidder, Peabody in 1989 before moving to Lehman Brothers in 1992 and later to PaineWebber in 1997. Mr. Jennings specialized in providing strategic advisory and corporate finance services to public and private companies in the E&P and oilfield service sectors. He began his energy career with ARCO International Oil & Gas, a subsidiary of Atlantic Richfield Company.

Duke R. Ligon	Senior Vice President & General Counsel

Mr. Ligon, age 62, was elected to the position of Senior Vice President & General Counsel in 1999. Mr. Ligon had previously joined Devon as Vice President & General Counsel in 1997. In addition to Mr. Ligon’s primary role of managing Devon’s corporate legal matters (including litigation), he has direct involvement with Devon’s governmental affairs, and its merger and acquisition activities. Prior to joining Devon, Mr. Ligon practiced energy law for 12 years, most recently as a partner at the law firm of Mayer, Brown & Platt (now known as Mayer, Brown, Rowe & Maw) in New York City. In addition, he was a Senior Vice President and Managing Director for Investment Banking at Bankers Trust Company in New York City for 10 years. Mr. Ligon also served for three years in various positions with the U. S. Departments of the Interior and Treasury, as well as the Department of Energy.

Marian J. Moon	Senior Vice President—Administration

Ms. Moon, age 53, was elected to the position of Senior Vice President—Administration in 1999. She is responsible for Human Resources, Office Administration, Information Technology, Process Development and Corporate Governance. Ms. Moon has been with Devon for 20 years, serving in various capacities, including Manager of Corporate Finance and Corporate Secretary. Prior to joining Devon, Ms. Moon was employed for 11 years by Amarex, Inc., an Oklahoma City based oil and natural gas production and exploration firm, where she served most recently as Treasurer. Ms. Moon is a member of the American Society of Corporate Secretaries.

Darryl G. Smette	Senior Vice President—Marketing and Midstream

Mr. Smette, age 56, was elected to the position of Senior Vice President—Marketing and Midstream in 1999. He previously held the position of Vice President—Marketing and Administrative Planning since 1989. He joined Devon in 1986 as Manager of Gas Marketing. His marketing background includes 15 years with Energy Reserves Group, Inc./BHP Petroleum (Americas), Inc., most recently as Director of Marketing. He is also an oil and gas industry instructor, approved by the University of Texas Department of Continuing Education. Mr. Smette is a member of the Oklahoma Independent Producers Association, the Natural Gas Association of Oklahoma and the American Gas Association.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding annual and long-term compensation during 2001, 2002 and 2003 for the CEO and the four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Company on December 31, 2003. Mr. Lacey retired from the Company effective February 29, 2004.

			Annual Compensation		Long Term Compensation
Name	Principal Position	Year	Salary	Bonus	Restricted Stock Awards		Awards of Options (# of Shares)	All Other Compensation
J. Larry Nichols	Chairman and CEO Chairman, President and CEO Chairman, President and CEO	2003 2002 2001	$800,000 715,000 650,000	1,500,000 1,500,000 1,000,000	$1,057,000 0 0	(1)	60,000 105,000 105,000	$12,000 11,000 10,200	(2) (2) (2)

Brian J. Jennings	Senior Vice President Senior Vice President Senior Vice President	2003 2002 2001	$360,000 325,000 275,000	500,000 400,000 275,000	$480,935 0 0	(1)	28,000 53,000 53,000	$17,000 16,000 10,720	(3) (3) (3)

J. Michael Lacey	Senior Vice President Senior Vice President Senior Vice President	2003 2002 2001	$450,000 400,000 350,000	550,000 487,500 325,000	$0 0 0		— 53,000 53,000	$12,000 11,000 10,200	(2) (2) (2)

John Richels (4)	Senior Vice President Senior Vice President Senior Vice President	2003 2002 2001	$370,000 340,000 254,480	490,000 380,000 275,000	$0 0 0	(5)	28,000 53,000 53,000	$32,869 21,595 20,207	(2) (2) (2)

Darryl G. Smette	Senior Vice President Senior Vice President Senior Vice President	2003 2002 2001	$450,000 400,000 350,000	550,000 487,570 325,000	$480,935 0 0	(1)	28,000 53,000 53,000	$44,385 44,385 14,238	(3) (3) (2)

(1)	The value shown is based on the closing price of the Company’s common stock on the December 4, 2003 grant date. The restricted stock awarded in 2003 vests 25% per year each December 4 beginning in 2004. On December 31, 2003, Mr. Nichols held shares of restricted stock with a value at such date of $1,145,200. Messrs. Jennings and Smette held shares of restricted stock with a value at such date of $521,066. Cash dividends on shares of restricted stock are paid at the same times and in the same amounts as on other shares of common stock.
(2)	Consists of Company matching contributions to the Devon Energy Incentive Savings Plan.
(3)	Consists of Company matching contributions to the Devon Energy Incentive Savings Plan and the Devon Energy Deferred Compensation Savings Plan.
(4)	Mr. Richels was elected President of the Company on January 7, 2004.
(5)	Mr. Richels is entitled to 9,100 shares of restricted stock to be awarded in increments of 2,275 shares per year on January 1, 2005, 2006, 2007 and 2008.

Option Grants in 2003

The following table sets forth information concerning options to purchase common stock granted in 2003 to the five individuals named in the Summary Compensation Table. The material terms of such options appear in the following table and the footnotes thereto.

Individual Grants
Name	Options Granted		Percent of Total Options Granted in 2003	Exercise Price Per Share (1)	Expiration Date	Grant Date Present Value (2)
J. Larry Nichols	60,000	(3)	4.0%	$52.85	12/3/2011	$1,227,720
Brian J. Jennings	28,000	(3)	1.9%	$52.85	12/3/2011	$572,936
J. Michael Lacey	0		N/A	N/A	N/A	N/A
John Richels	28,000	(3)	1.9%	$52.85	12/3/2011	$572,936
Darryl G. Smette	28,000	(3)	1.9%	$52.85	12/3/2011	$572,936

(1)	Exercise Price is the closing price of common stock as reported by AMEX on the date of grant.
(2)	The Grant Date Present Value is an estimation of the possible future value of the option based upon the Black-Scholes Option Pricing Model. The following assumptions were used in the model: volatility (a measure of the historic variability of a stock price) – 37.3%; risk-free interest rate (the interest paid by zero-coupon U.S. government issues with a remaining term equal to the expected life of the options) – 3.4% per annum; annual dividend yield – 0.4%; and expected life of the options – five years from grant date. The option value estimated using this model does not necessarily represent the value to be realized by the named officers.
(3)	These options were granted as of December 4, 2003. 20% of such grant was immediately vested and exercisable. An additional 20% of such grant becomes vested and exercisable on each of the next four anniversary dates of the original grant.

Aggregate Option Exercises in 2003 and Year-End Option Values

The following table sets forth information for the five individuals named in the Summary Compensation Table concerning the exercise of options to purchase common stock in 2003 and unexercised options to purchase common stock held at December 31, 2003.

	Number of Shares Acquired Upon Exercise	Value Realized (2)	Number of Unexercised Options at 12/31/03		Value of Unexercised In-the- Money Options at 12/31/03 (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
J. Larry Nichols	—	$—	485,000	153,000	$10,935,945	$1,856,610
Brian J. Jennings	—	$—	103,600	80,400	$1,432,463	$956,882
J. Michael Lacey	45,136	$1,068,514	83,100	53,000	$1,012,785	$830,298
John Richels	45,875	$988,596	93,600	75,400	$1,168,738	$929,082
Darryl G. Smette	14,000	$409,692	210,700	75,400	$4,420,828	$929,082

(1)	The value is based on the aggregate amount of the excess of $57.26 (the closing price as reported by the AMEX for December 31, 2003) over the relevant exercise price for outstanding options that were in-the-money at year-end.
(2)	The value is based on the excess of the market price on the date of exercise over the relevant exercise price for the options exercised.

Retirement Plans.    We have three applicable retirement plans, as follows:

Basic Plan    The Basic Plan is a qualified defined benefit retirement plan which provides benefits based upon employment service with Devon. Each eligible employee who retires is entitled to receive annual retirement income, computed as a percentage of “final average compensation” (which consists of the average of the highest three consecutive years’ salaries, wages, and bonuses out of the last 10 years, excluding employee contributions into the Devon Energy Deferred Compensation Savings Plan), and credited years of service. Contributions by employees are neither required nor permitted under the Basic Plan. Benefits are computed based on straight-life annuity amounts and are reduced by Social Security benefits. Benefits under the Basic Plan are reduced for certain highly compensated employees in order to comply with certain requirements of the Employment Retirement Income Security Act of 1974 and the Internal Revenue Code.

Benefit Restoration Plan    The Benefit Restoration Plan is a non-qualified retirement benefit plan, the purpose of which is to restore retirement benefits for certain selected key management and highly compensated employees because their benefits under the Basic Plan are reduced in order to comply with certain requirements of the Employment Retirement Income Security Act of 1974 and the Internal Revenue Code or because their final average earnings are reduced as a result of contributions into the Devon Energy Deferred Compensation Savings Plan. An employee must be selected by the Compensation Committee in order to be eligible for participation in the Benefit Restoration Plan. All other provisions of the Benefit Restoration Plan essentially mirror those of the Basic Plan.

Supplemental Retirement Plan    The Supplemental Retirement Plan is another non-qualified retirement plan for a small group of executives, the purpose of which is to provide additional retirement benefits for long-service executives. The plan vests after 10 years of service, and provides retirement income equal to 65% of the executive’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is his credited years of service (not to exceed 20) and the denominator of which is 20 (or less, if so determined by the Compensation Committee), less any benefits payable under the Basic Plan.

In general, benefits will be paid under the Supplemental Retirement Plan when the participant retires from the Company. However, in the event that the executive’s employment with the Company is terminated under conditions that qualify him or her to a severance benefit under the Employment Agreement, then the executive will be 100% vested in his or her benefit and entitled to receive the actuarial equivalent of such benefit earned as of the date of termination of employment. If the executive is terminated within two years following a “change of control,” his or her benefit will be paid in a single lump sum payment. Otherwise, the benefit will be paid monthly for the life of the executive. “Change of control” is defined as the date on which one of the following occurs: (i) an entity or group acquires 30% or more of the Company’s outstanding voting securities, (ii) the incumbent board ceases to constitute at least a majority of the Company’s board, or (iii) a merger, reorganization or consolidation is consummated, after shareholder approval, unless (a) substantially all of the shareholders prior to the transaction continue to own more than 50% of the voting power after the transaction, (b) no person owns 30% or more of the combined voting securities, and (c) the incumbent board constitutes at least a majority of the board after the transaction. The Supplemental Retirement Plan is informally funded through a rabbi trust arrangement.

The following table sets forth the credited years of service as of December 31, 2003 under Devon’s Retirement Plans for each of the five individuals named in the Summary Compensation Table.

Name of Individual	Credited Years of Service – Basic Plan		Credited Years of Service – Supplemental Retirement Plan
J. Larry Nichols	34		34
Brian J. Jennings	4		4
J. Michael Lacey*	15		15
John Richels	0	**	8
Darryl G. Smette	17		17

*	Under the terms of and at the time of his retirement, Mr. Lacey was credited with three years of additional service in the Supplemental Retirement Plan.
**	Devon provides defined benefits and defined contribution plans to its employees in Canada. Prior to 2004, Mr. Richels was entitled to benefits from these plans. However, in his new role as President and subsequent relocation to the United States, Mr. Richels will now be covered under the U.S. plans.

The following table shows the estimated annual retirement benefits payable under the Basic Plan, the Benefit Restoration Plan and the Supplemental Retirement Plan to the participants therein, including the five individuals named in the Summary Compensation Table. The amount presented assumes a normal retirement in 2003 at age 65.

	Years of Service
Final Average Compensation	5	10	15	20 or more
$500,000	$76,000	$152,000	$228,000	$304,000
600,000	92,000	184,000	276,000	369,000
700,000	108,000	217,000	325,000	434,000
800,000	124,000	249,000	374,000	499,000
900,000	141,000	282,000	423,000	564,000
1,000,000	157,000	314,000	471,000	629,000
1,500,000	238,000	477,000	715,000	954,000
2,000,000	319,000	639,000	959,000	1,279,000

Employment Agreements

A small number of senior executives, including the five individuals named in the Summary Compensation Table, are entitled to certain additional compensation under the following events:

(1)	employment with the Company is involuntarily terminated other than for “Cause;” or

(2)	employee voluntarily terminates for “Good Reason,” as those terms are defined in each of the executives’ employment agreements.

In either case, the payment due to the executive would be equal to three times the annual compensation of the executive. In addition, the Employment Agreement provides for the executive to receive the same basic health and welfare benefits that the executive would otherwise be entitled to receive if the executive were an employee of the Company for three years after termination. If the executive is terminated within two years of a “change in control,” the executive is also entitled to an additional three years of service credit and age in determining eligibility for retiree medical and supplemental retirement benefits. “Change of control” is defined in the Employment Agreements the same as in the Retirement Plans described above.

Director Compensation

Non-management Directors of Devon receive:

•	an annual retainer of $50,000, payable quarterly.

•	$2,000 for each Board meeting attended. Directors participating in a telephonic meeting receive a fee of $1,000.

•	an additional $5,000 per year for each Director serving as Chairman of the Compensation Committee and the Nominating and Governance Committee of the Board.

•	an additional $7,000 per year for the Director serving as Chairman of the Audit Committee of the Board.

•	an additional $2,000 per year for all Audit Committee members.

•	$2,000 for each committee meeting attended in person.

•	$1,000 for each committee meeting attended telephonically.

•	an annual grant of 1,000 stock options.

•	an annual award of 1,000 shares of restricted stock.

Stock awards to Non-Management Directors are granted immediately following each Annual Meeting of stockholders. Stock options are granted at an exercise price equal to the fair market value of the common stock on that date. Unexercised stock options will expire eight years from the date of grant. Restricted stock awards vest 25 percent on each anniversary of the date of grant. Cash dividends on shares of restricted stock are paid at the same times and in the same amounts as on other shares of common stock.

Equity Compensation Plan Information

	Column a	Column b	Column c
Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	8,093,662	$43.91	10,360,227	(1)
Equity compensation plans not approved by security holders	—	—	—

Total(2)	8,093,662	$43.91	10,360,227

(1)	Of these shares, a maximum of 1,815,172 may be issued in the form of restricted stock.
(2)	As of December 31, 2003, options to purchase an aggregate of 7,251,346 shares of Devon’s common stock at a weighted average exercise price of $43.10 were outstanding under the following equity compensation plans, which options were assumed in connection with merger and acquisition transactions: Santa Fe Energy Resources Incentive Compensation Plan 2000, Santa Fe Snyder Corporation 1999 Stock Compensation Retention Plan, Santa Fe Energy Resources, Inc. 1995 Incentive Stock Compensation Plan, Santa Fe Energy Resources 1990 Incentive Stock Compensation Plan, Pennzoil Company 1990 Stock Option Plan, Pennzoil Company 1992 Stock Option Plan, Pennzoil Company 1995 Stock Option Plan, Pennzoil Company 1997 Incentive Plan, Pennzoil Company 1997 Stock Option Plan, PennzEnergy Company 1998 Incentive Plan, and Pennzoil Company 1998 Stock Option Plan, Mitchell Energy & Development Corp. 1995 Stock Option Plan, Mitchell Energy & Development Corp. 1999 Stock Option Plan, Global Natural Resources Inc. 1989 Key Employee Stock Option Plan, Global Natural Resources Inc. 1992 Stock Option Plan, Ocean Energy, Inc. Long Term Incentive Plan for Non-Executive Employees, Ocean Energy, Inc. 2001 Long Term Incentive Plan, Ocean Energy, Inc. 1999 Long Term Incentive Plan, Ocean Energy, Inc. 1998 Long Term Incentive Plan, Ocean Energy, Inc. 1996 Long Term Incentive Plan, Ocean Energy, Inc. 1994 Long Term Incentive Plan, Seagull Energy Corporation 1998 Omnibus Stock Option Plan, Seagull Energy Corporation 1995 Omnibus Stock Plan, Seagull Energy Corporation 1993 Stock Option Plan, Seagull Energy Corporation 1993 Non-Employee Directors’ Stock Option Plan, Seagull Energy Corporation 1990 Stock Option Plan, United Meridian Corporation 1994 Employee Nonqualified Stock Option Plan, United Meridian Corporation 1994 Outside Director’s Nonqualified Stock Option Plan and United Meridian Corporation 1987 Nonqualified Stock Option Plan. No further grants or awards will be made under the assumed equity compensation plans and the options under these equity compensation plans are not reflected in the table above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company during and with respect to its most recently completed fiscal year, and any written representations of reporting persons, the Company believes that all transactions by reporting persons during 2003 were reported on a timely basis.

PERFORMANCE GRAPH

The following performance graph compares Devon’s cumulative total stockholder return on its common stock for the five-year period from December 31, 1998 to December 31, 2003, with the cumulative total return of the Standard & Poor’s 500 stock index and the Stock Index by Standard Industrial Classification Code, or SIC Code, for Crude Petroleum and Natural Gas. The SIC Code for Crude Petroleum and Natural Gas is 1311. The identities of the 200+ companies included in the index will be provided upon request.

	Devon Energy Corporation	SIC Code Index	S&P 500 Index
1998	$100.00	$100.00	$100.00
1999	107.77	122.15	121.04
2000	200.61	155.17	110.02
2001	127.73	142.38	96.95
2002	152.33	151.79	75.52
2003	190.79	243.79	97.18

Assumes $100 invested on December 31, 1998, in Devon’s common stock, S&P 500 Index and SIC Code Index for Crude Petroleum and Natural Gas.

*	Total return assumes reinvestment of dividends.

RELATED PARTY TRANSACTIONS

Mr. George Mitchell, the beneficial owner of approximately 5.5% of Devon’s common stock and the father of J. Todd Mitchell, one of our Directors, owns, indirectly, a majority interest in Rock Solid Images (“RSI”), which provides seismic data and analysis software. Devon utilizes several RSI software packages and also utilized RSI for specific reservoir analysis. Devon has, as part of a consortium, sponsored research and development by RSI in the areas of Seismic Attenuation and Lithology and Fluids Prediction. J. Todd Mitchell serves as non-executive Chairman of RSI. Devon paid RSI $101,200 in 2002 and $112,825 in 2003 for the foregoing products and services.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINEES

Any stockholder desiring to present a proposal for inclusion in our Proxy Statement for our 2005 Annual Meeting of Stockholders must present the proposal to our Corporate Secretary not later than December 28, 2004. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be included in our Proxy Statement for the 2005 Annual Meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2005 Annual Meeting of Stockholders, but not included in our Proxy Statement, must be received by our Corporate Secretary between February 8, 2005 and March 8, 2005 in order to be considered timely, subject to any provisions of our Bylaws. The Chairman of the meeting may determine that any proposal for which we did not receive timely notice shall not be considered at the meeting. If in the discretion of the Chairman any such proposal is to be considered at the meeting, the persons designated in our Proxy Statement shall be granted discretionary authority with respect to the untimely stockholder proposal.

OTHER MATTERS

Our Board of Directors knows of no other matter to come before the meeting other than that set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies, as they deem advisable in accordance with their best judgment.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS Janice A. Dobbs Corporate Secretary

April 26, 2004

Appendix A

DEVON ENERGY CORPORATION

CORPORATE GOVERNANCE GUIDELINES

Adopted by the Board of Directors on

November 20, 2003

The Board of Directors (the “Board”) of Devon Energy Corporation (the “Company”) has adopted the following corporate governance guidelines specifically tailored to the needs of the Company. These guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value and taking into account the interests of the Company’s other stakeholders over the long term. The Board believes these guidelines should be an evolving set of corporate governance principles, subject to alteration as circumstances warrant.

Director Qualifications and Board Composition

Independence—A majority of the Board members must qualify as “independent” Directors in accordance with the rules of the exchange(s) on which the Company’s securities are traded and any other applicable laws, rules or regulations. All of the members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee must also be Directors determined by the Board to be independent according to these standards.

Director Characteristics—Individual Directors should possess all of the following personal characteristics:

Integrity and Accountability—Character is the primary consideration in evaluating any Board member. Directors should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on and remain accountable for their boardroom decisions.

Informed Judgment—Board members should have the ability to provide wise, thoughtful counsel on a broad range of issues. Directors should possess high intelligence and wisdom and apply it in decision-making.

Peer Respect—The Board functions best when Directors value Board and team performance over individual performance. Openness to other opinions and the willingness to listen should rank as highly as the ability to communicate persuasively. Board members should approach others assertively, responsibly and supportively and raise tough questions in a manner that encourages open discussion.

High Performance Standards—In today’s highly competitive world, only companies capable of performing at the highest levels are likely to prosper. Board members should have a history of achievement that reflects high standards for themselves and others.

Passion—Directors should be passionate about the performance of the Company, both in absolute terms and relative to its peers. That passion should manifest itself in engaged debate about the future of the Company and an atmosphere of teamwork, collegiality and goodwill among the Board that both challenges and inspires the Company’s employees.

Creativity—Success in the energy business will ultimately be achieved by companies who adapt quickly to changing environments and implement creative solutions to the significant challenges faced by industry participants. Board members should possess the creative talents needed to augment those of management.

Director Selection—The Nominating and Governance Committee shall be responsible for reviewing with the Board any other special Director qualifications, taking into account the composition and skills of the entire Board. Given the importance of the Board’s role in monitoring the financial performance of the Company, the

Nominating and Governance Committee shall ensure that a sufficient number of the Board members are financially literate with ability to read a balance sheet, income statement and cash flow statement and have the understanding of the use of financial ratios and other indices for evaluating Company performance.

Director Recruitment—The Nominating and Governance Committee shall identify and recruit candidates to serve on the Board. A list of candidates to be elected by stockholders shall be presented to the Board for nomination at the next annual meeting of stockholders. Candidates identified to fill vacancies between meetings of stockholders shall be presented to the Board for appointment. The Board will take reasonable steps to ensure that qualified women and qualified persons from minority racial groups are in the pool from which the Board member nominees are chosen. The Nominating and Governance Committee may at its discretion seek third-party resources to assist in the process and will make the final recommendation to the Board.

An invitation to join the Board shall only be extended to a potential candidate at such time as the nomination or appointment of the candidate has been approved by the Board.

Term Limits—The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, thereby provide an increasing contribution to the Board as a whole. The Board believes an annual assessment of Director and Board performance provides each Director a convenient opportunity to reflect on the effectiveness of the Board, and to confirm his or her desire to continue as a member of the Board.

Mandatory Retirement—Non-management Directors will retire as of the annual meeting following their 73rd birthday.

Board Classification—As required by the Company’s Certificate of Incorporation, the Board will be divided into three classes as equal in number as may be feasible, with the term of one class expiring each year.

Multiple Directorships—The Company recognizes that its Board members benefit from service on the boards of other companies. While that service is encouraged, it is critical that Directors have the opportunity to dedicate sufficient time to their service on the Devon Board. It is recommended that Directors serve on no more than five public company boards in addition to the Devon Board.

Directors are expected to advise the Chairman of the Board and the Chairman of the Nominating and Governance Committee promptly upon accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any public company of which such Director is a member.

No Director shall serve as a director, officer or employee of a competitor of the Company, without the approval of the Nominating and Governance Committee.

Access to Management—The Company shall provide each Director with complete access to the management of the Company, subject to reasonable advance notice to the Company and reasonable efforts to avoid disruption to the Company’s management, business and operations.

Independent Advisors—The Board and Board committees, to the extent set forth in the applicable committee charter, have the right to consult and retain independent legal and other advisors at the expense of the Company.

Director Responsibilities

Best Judgment—Directors should exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company in a manner consistent with their fiduciary duties. Directors should regularly attend meetings of the Board and of all Board committees upon which they serve.

Confidentiality—Directors shall preserve the confidentiality of proprietary material given or presented to the Board.

Conflicts of Interest—Directors must disclose to the Nominating and Governance Committee any potential conflicts of interest they may have with respect to any matter under discussion and, if appropriate, refrain from voting on a matter in which they may have a conflict.

Share Ownership—While the Board does not believe it appropriate to specify the level of share ownership for individual Directors, it is expected that each Director will develop an ownership position in the Company over time.

Board Committees

Standing Committees—The Board shall at all times maintain, at a minimum, an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, which must operate in accordance with applicable law, their respective charters as adopted and amended from time to time by the Board, the applicable rules of the Securities and Exchange Commission, and the rules of the exchange(s) on which the Company’s securities are traded. The Board may also establish such other committees as it deems appropriate and delegate to such committees any authority permitted by applicable law and the Company’s bylaws as the Board may see fit.

Agenda—The Chairman of the Board shall set the agendas for meetings of the Board and the Chairman of each committee shall set the agendas for meetings of the applicable committee. Any Director may suggest agenda items and may raise at meetings other matters that they consider worthy of discussion.

Information and data that is important to the Board’s understanding of the business to be discussed at meetings will be distributed in advance of meetings to the extent practicable, except when such material is too sensitive to be put in writing. To prepare for meetings, Directors should review these materials in advance of each meeting.

Directors’ Compensation

The Compensation Committee shall periodically review the form and amounts of Directors’ compensation and make recommendations to the Board with respect thereto. The Board shall set the form and amounts of Directors’ compensation, taking into account the recommendations of the Compensation Committee. The Board believes that the amount of Directors’ compensation should fairly reflect the contributions of the Directors’ to the performance of the Company. The Chairman of the Compensation Committee shall at least annually obtain a report on the director compensation policies and practices of the Company’s principal competitors and other comparable companies. Only non-management Directors shall receive compensation for services as Directors. To create a direct linkage with corporate performance, the Board believes that a meaningful portion of the total compensation of non-management directors should be provided and held in common stock, stock options, restricted stock units or other types of equity-based compensation.

Board Procedures

Chairman and Chief Executive Officer—The Board reserves the right to determine, from time to time, how to configure the leadership of the Board and the Company in the way that best serves the Company. The Board specifically reserves the right to vest the responsibilities of Chairman of the Board and Chief Executive Officer in the same individual. The Board has no fixed policy with respect to combining or separating the offices of Chairman of the Board and Chief Executive Officer. When the Chief Executive Officer also holds the position of Chairman of the Board, the Board shall appoint an independent Director to serve as the Lead Director.

Change in Status—Directors are expected to report changes in their business or professional affiliations or responsibilities, including retirement, to the Chairman of the Board and the Chairman of the Nominating and

Governance Committee. A Director should offer to resign if the Nominating and Governance Committee concludes that the Director no longer meets the Company’s requirements for service on the Board.

Non-Management Director Sessions—Executive sessions or meetings of non-management Directors without management present shall be held at each regularly scheduled quarterly meeting. During at least one of these sessions each year, the independent directors will review the report of the outside auditors. Additional executive sessions or meetings of non-management Directors may be held from time to time as required. If the Chairman of the Board is also the Chief Executive Officer, the Lead Director will preside at meetings of non-management Directors. Executive sessions or meetings shall be held from time to time with the Chairman and Chief Executive Officer for a general discussion of relevant subjects.

Orientation—The Board will establish, or identify and provide access to, appropriate orientation programs, sessions or materials for newly elected Directors for their benefit either prior to or within a reasonable period of time after their election or appointment. The Board will encourage, but not require, Directors to periodically pursue or obtain appropriate programs, sessions or materials as to the responsibilities of directors of publicly traded companies.

Board Policies

Equity Plans—All Company equity compensation plans, except plans assumed in connection with mergers or acquisitions, and tax qualified and excess benefit plans will be approved by stockholders. Unless submitted to stockholders for approval, stock options will not be repriced.

Stockholder Rights Plan—The Company believes that in the hands of a properly aligned and properly governed Board, a terminable stockholder rights plan is in the best interest of all stockholders.

Code of Conduct—The Company will continuously maintain a Code of Business Conduct and Ethics setting forth the Company’s expectations in various areas of legal and ethical concern. The Code addresses specific elements of the Company’s business and refers to separate Company policies that are currently in place.

Management Evaluation and Succession

Annual Evaluation—The Compensation Committee shall be responsible for coordinating an annual evaluation of the Chief Executive Officer and determining the annual compensation of the Chief Executive Officer. The Chairman of the Compensation Committee shall be the liaison with the Chief Executive Officer.

Succession Planning—The Chief Executive Officer shall provide an annual report on succession planning and related personnel development recommendations to the Compensation Committee, including a short-term succession plan delineating temporary delegation of authority in the event that the Chief Executive Officer or any other executive officer is unexpectedly unable to perform his or her duties.

Annual Performance Evaluation of the Board

Self-Evaluation—The Board will conduct an annual evaluation of the effectiveness of the Board and the Board committees, which shall be compiled and consolidated by the Lead Director. In addition, each Board member shall complete an annual self-assessment of the individual Board member’s performance which shall be reviewed with the Chairman of the Board.

Committee Evaluations—The Nominating and Governance Committee, the Compensation Committee and the Audit Committee will complete annual performance evaluations in accordance with their respective charters.

The full Board will discuss the evaluation reports to determine what, if any, actions could improve the effectiveness and performance of the Board or the Board committees.

Reporting of Concerns to Non-Management Directors

The Company shall establish a method whereby interested parties may communicate directly with the Lead Director or with the non-management Directors of the Board as a group either by email or by telephone. Information provided by email or telephone will be monitored by the Corporate Secretary’s office and forwarded to the non-management directors.

Communication With Stockholders

Except in unusual circumstances or as required by committee charters or as requested by senior management, Directors are expected to follow the principle that senior management, as opposed to individual Directors, shall provide the public voice of the Company. Directors receiving inquiries from a member of the public, institutional investors, the press, customers, securities analysts, stockholders or others should refer them to the Chief Executive Officer or another appropriate officer of the Company.

The Chairman and Chief Executive Officer is responsible for establishing effective communications with the Company’s stakeholder groups, i.e., stockholders, customers, company associates, communities, suppliers, creditors, governments, and corporate partners. It is the policy of the Company that management speaks for the Company. This policy does not preclude non-management Directors from meeting with stockholders, but it is preferable for any such meetings to be conducted with management present.

Review of Corporate Governance Guidelines

The Board, with the assistance of the Nominating and Governance Committee, as appropriate, shall review these Corporate Governance Guidelines on an annual basis to determinate whether any changes are appropriate.

These Guidelines may be amended, modified or waived by the Board, and waivers of these Guidelines may also be granted by the Nominating and Governance Committee, subject to the disclosure requirements and other provisions of the Securities and Exchange Act of 1934, the rules promulgated thereunder.

Appendix B

DEVON ENERGY CORPORATION

AUDIT COMMITTEE CHARTER

Adopted by the Board of Directors on

November 20, 2003

Purpose

The Audit Committee’s purpose is to assist the Board of Directors of Devon Energy Corporation (the “Company”) with oversight of:

a) The integrity of the Company’s financial statements and reporting system;

b) The Company’s compliance with legal and regulatory requirements;

c) The independent auditor’s qualifications and independence;

d) The performance of the Company’s internal audit function and independent auditors; and

e) The business practices and ethical standards of the Company.

The Company’s independent auditor will report directly to the Audit Committee and is ultimately accountable to the Board of Directors, as representatives of the Company’s stockholders.

Composition

The Audit Committee will be appointed by the Board of Directors and will be composed of not less than three directors, all of whom will be financially literate and able to read and understand fundamental financial statements. At least one member will be an “audit committee financial expert,” as defined by the Securities and Exchange Commission. The Chairman of the Audit Committee will be designated by the Board of Directors.

All members of the Audit Committee will be independent (as defined by Section 10A(m)(3) of the Securities and Exchange Commission Act of 1934 and regulations promulgated thereunder, as well as the independence requirements of the exchange(s) on which the Company’s securities are traded) and free from any relationships that, in the opinion of the Board, would interfere with the exercise of objective judgment as an Audit Committee member.

Audit Committee members may not simultaneously serve on the audit committee of more than three public companies, unless the Board of Directors determines that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

Operation

The Audit Committee will be given the resources necessary to satisfy its responsibilities, including the authority to institute special investigations and engage independent counsel and other advisors, as the Audit Committee deems necessary. The Company will provide funding for the ordinary administrative expenses of the Audit Committee and for special activities and engagements, when the Audit Committee deems them necessary or appropriate.

The Board of Directors believes the duties and responsibilities of the Audit Committee should remain flexible in order to best react to changing conditions and to enable it to assure to the Board of Directors and stockholders that the Company’s financial systems and reporting practices are in accordance with all requirements and are of the highest quality. The Audit Committee is therefore authorized to take such further actions as are consistent with the following described functions and to perform such other actions as required by law, the rules of the exchange(s) on which the Company’s securities are traded, the Company’s charter documents and/or its Board of Directors.

The Audit Committee will meet a minimum of four times per year and will periodically meet separately with:

a) Management;

b) Internal auditors of the Company; and

c) the Company’s independent auditors.

Annually, the Audit Committee will review and assess the adequacy of this Charter and conduct a self-evaluation of the Audit Committee and its activities

Duties and Responsibilities

The Audit Committee will perform the following duties and responsibilities:

a) Directly select, appoint, compensate, evaluate and where appropriate, terminate and replace the Company’s independent auditors;

b) Annually obtain and review a report by the independent auditors describing:

•	the firm’s internal quality control procedures;

•	any material issue raised by the most recent internal quality control review, or peer reviews of the firm; or

•	any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

c) Review the competence of partners and managers of the independent auditors who lead the audit as well as possible rotation of the independent auditors;

d) Establish hiring policies for the Company of employees or former employees of the independent auditors;

e) Take appropriate action to ensure that auditors are independent prior to their appointment and oversee the independence of the outside auditor throughout the engagement; receive from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, consistent with the Independence Standards Board Standard 1; engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor as well as any other matters which could affect the independence of the auditors;

f) Evaluate the independent auditor’s qualifications, performance and independence and prior to reappointment, present the conclusions of this evaluation to the Board of Directors;

g) Pre-approve all permissible, non-de-minimis, non-audit services and all audit, review or attestation engagements with the independent auditors; review the scope of audit and non-audit services provided to the Company and its subsidiaries by the independent auditors and the fees for such services; disclose to investors information related to audit and non-audit services provided by, and fees paid to, the auditor;

h) Have sole authority to approve all independent auditor engagement fees and terms, including the scope of the audit of the financial statements of the Company and its subsidiaries; review and approve the independent auditors’ engagement letters; direct the attention of the independent auditors to specific matters or areas deemed by the Audit Committee to be of special significance to the Company and its subsidiaries; authorize such auditors to perform such supplemental reviews or audits as the Audit Committee may deem necessary or appropriate;

i) Receive from the independent auditor, prior to the filing of its audit report, a report concerning all matters required to be communicated by the independent auditors to the audit committee under auditing standards generally accepted in the United States of America or the Securities and Exchange Commission rules and regulations;

j) Regularly review with the independent auditor any audit problems or difficulties and management’s response, including: difficulties the auditor encountered in the course of the audit work; any restrictions on the scope of the independent auditor’s activities or on access to requested information; any significant disagreements with management; and a discussion of the responsibilities, budget and staffing of the Company’s internal audit function;

k) Review the Company’s significant accounting principles and policies and any significant changes thereto; review proposed and implemented changes in accounting standards and principles which have or may have a material impact on the Company’s financial statements; review any material correcting adjustments and off-balance sheet financings and relationships, if any; review significant management judgments and accounting estimates used in financial statement preparation; and review the accounting for significant corporate transactions;

l) Review the adequacy of the Company’s system of internal control over financial reporting including the reliability of its financial reporting systems; confer with the Company’s independent auditors with respect to their consideration of such controls and systems; and review management’s response to any significant deficiencies and material weaknesses in the Company’s internal control over financial reporting which are reasonably likely to adversely affect the issuer’s ability to record, process, summarize and report financial data;

m) Receive reports from the Chief Executive Officer and Chief Financial Officer related to their certifications for the Forms 10-K and 10-Q including all significant deficiencies in the design or operations of internal control and financial reporting and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control and financial reporting;

n) Resolve any disagreements or difficulties between the independent auditors and management;

o) Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes thereto which are included in the Company’s Annual Report to Shareholders and quarterly reports on Form 10-Q; review the independent auditors’ letter delivered in connection with their audit of the annual financial statements to the Company and its subsidiaries;

p) Review and recommend approval of earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

q) Discuss policies with respect to risk assessment and risk management related to the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

r) Establish formal procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters, and (iii) the protection of reporting employees from retaliation;

s) Oversee and review the actions and reports of the Company’s Disclosure Committee;

t) Initiate, when appropriate, investigations of matters within the scope of its responsibilities;

u) Review and oversee related party transactions and other potential conflicts of interest situations where appropriate; and

v) Prepare the Audit Committee Report for the Company’s annual proxy statement as required by the rules of the Securities and Exchange Commission.

Reporting

The Audit Committee will report to, and review with, the Board of Directors any issues that arise with respect to:

a) The quality or integrity of the Company’s financial statements and reporting system;

b) The Company’s compliance with legal or regulatory requirements;

c) The performance and independence of the Company’s independent auditors or the performance of the internal audit function; and

d) All other significant issues which are discussed.

The Audit Committee will make recommendations for action by the full Board when appropriate.

Appendix C

DEVON ENERGY CORPORATION

COMPENSATION COMMITTEE CHARTER

Adopted by the Board of Directors on

June 10, 2003

The Board of Directors of Devon Energy Corporation (the “Company”) has constituted and established a Compensation Committee (the “Committee”) with authority, responsibility and specific duties as described in this Compensation Committee Charter.

Composition

The Committee shall consist of directors who are independent of management and free from any relationship that, in the opinion of the Board of Directors, as evidenced by its election of such Committee members, would interfere with the exercise of independent judgment as Committee members.

Mission Statement and Principal Functions

The Committee’s primary responsibility is to assure that the senior executives of the Company and its wholly-owned affiliates are compensated effectively in a manner consistent with the stated compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies. The Committee shall also communicate to shareholders the Company’s compensation policies and the principles underlying such policies, as required by the Securities and Exchange Commission. More specifically, the Committee shall be responsible for the following:

•	Review from time to time and approve the Company’s stated compensation strategy to ensure that management is rewarded appropriately for its contributions to Company growth and profitability and that the executive compensation strategy supports organization objectives and shareholder interests.

•	Annually review, approve and communicate to the Board and the Chief Executive Officer the corporate goals and objectives relevant to the Chief Executive Officer.

•	Annually evaluate the performance of the Chief Executive Officer and communicate to him or her and the Board of Directors the results of that evaluation.

•	Annually review and determine the individual elements of total compensation for the Chief Executive Officer and communicate to the Board of Directors and in the annual Board Compensation Committee Report to shareholders the factors and criteria on which the Chief Executive Officer’s compensation is based, including the relationship between the Company’s performance and the Chief Executive Officer’s compensation.

•	Annually evaluate the Committee’s own performance and communicate to the Board of Directors the results of that evaluation.

•	Review and approve the individual elements of total compensation for the senior management of the Company other than the Chief Executive Officer and communicate in the annual Board Compensation Committee Report to shareholders the relationship between the Company’s performance and executive compensation.

•	Assure that the Company’s executive incentive compensation program, including the annual and long-term incentive plans, is administered in a manner consistent with the Company’s compensation strategy as to participation, target annual award levels, corporate financial goals, actual awards made to senior management, total funds reserved for payment under compensation plans and shares, options and other forms of incentives reserved and available for issuance under the Company’s long term incentive plans.

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•	Approve, subject, where appropriate, to Board of Director approval and submission to shareholders, all new equity-related incentive plans for senior management.

•	Approve, subject to Board of Director approval, annual retainer and meeting fees for members of the Board of Directors and committees of the Board and fix the terms and awards of stock compensation for members of the Board.

•	Approve revisions to the Company’s executive salary range structure, annual salary increase guidelines, and review compensation arrangements among members of the Company’s Executive Committee.

•	Review with the Chief Executive Officer matters relating to management succession.

•	Review the Company’s employee benefit programs and approve changes subject, where appropriate, to shareholder or Board of Director approval.

•	If appropriate, hire experts in the field of executive compensation to assist the Committee with its reviews.

•	Such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board of Directors of the Company and/or the Chairman of the Board of Directors, or as designated in plan documents.

Meetings

The Committee will meet as often as necessary to carry out its responsibilities. Meetings may be called by the Chairman of the Committee or any member of the Committee. All meetings of the Committee shall be held pursuant to the Bylaws of the Company with regard to notice and waiver thereof, and written minutes of each meeting shall be duly filed in the Company records. Reports of meetings of the Committee shall be made to the Board of Directors at its next regularly scheduled meeting following the Committee meeting accompanied by any recommendations to the Board of Directors approved by the Committee.

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Appendix D

DEVON ENERGY CORPORATION

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

Adopted by the Board of Directors on

November 20, 2003

Purpose

The purpose of the Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Devon Energy Corporation (the “Company”) is to assist the Board with:

a) identifying qualified individuals to become Board members;

b) recommending director nominees for annual stockholders’ meetings or to fill vacancies on the Board; and

c) overseeing the corporate governance of the Company, including the development, recommendation and review of corporate governance guidelines for the Company.

Composition

The Committee shall be composed of not less than three directors, one of whom shall be the Committee Chair. The Committee Chair and members of the Committee shall be appointed by the Board and may be removed by the Board. All members of the Committee shall be independent directors in accordance with the rules of the exchange(s) upon which the Company’s securities are traded and any other applicable laws, rules or regulations.

Duties and Responsibilities

Identifying Qualified Individuals to become Board Members

The Committee will perform the following duties and responsibilities in relation to the identification, election, orientation and removal of members of the Board:

a) establish and periodically reevaluate criteria for Board membership and selection of new directors including independence standards;

b) determine, as necessary, the portfolio of skills, experience, perspective and background required for the effective functioning of the Board having regard for the Company’s strategy, and the regulatory, fiscal, political and market environments in which the Company operates;

c) establish and periodically reevaluate criteria concerning tenure and other policies related to directors’ service on the Board;

d) monitor the orientation and continued educational programs for directors and shall recommend action to the Board and individual directors as appropriate;

e) search for, screen, recruit, interview and recommend candidates for new directors as necessary to fill vacancies or the additional needs of the Board, and consider management and stockholder recommendations for director candidates, as appropriate;

f) evaluate the qualifications and performance of incumbent directors and determine whether to recommend them for re-election to the Board;

g) recommend Board nominees for election or appointment as directors;

h) monitor non-Board services provided by directors to the Company and its subsidiaries; and

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i) recommend to the Board removal of a director, where appropriate.

In discharging its duties and responsibilities, the Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and approve the search firm’s fees and other retention terms.

Other Responsibilities of the Committee

The Committee will perform the following additional duties and responsibilities:

a) develop and recommend to the Board for its approval corporate governance guidelines for the Company, review the guidelines on an annual basis, or more frequently if appropriate, and recommend changes as necessary;

b) identify and develop the criteria for evaluating the effectiveness of the Board and management and oversee the quality, sufficiency and currency of information furnished by management to the directors in connection with Board and Committee meetings and other activities of the directors;

c) conduct an evaluation of the Committee’s performance and charter at least annually and recommend changes to the Board, as the Committee deems appropriate; and

d) take such further actions as are consistent with the duties and responsibilities set forth above and perform such other actions as required by law, the rules of the exchange(s) on which the Company’s securities are traded, the Company’s charter documents and the requirements of the Board.

Operation

The Committee will operate as follows to further perform its duties and responsibilities:

a) meet as often as necessary to perform its duties and responsibilities;

b) call a special meeting of the Committee when a Committee member deems such a meeting necessary or desirable;

c) request that any directors, officers, or employees of the Company attend any meeting of the Committee to provide such pertinent information as the Committee requests;

d) retain any search firm engaged to assist in identifying director candidates; and

e) retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion.

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ê  FOLD AND DETACH HERE  ê

DEVON ENERGY CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Devon Energy Corporation, a Delaware corporation, hereby nominates and appoints J. Larry Nichols and Marian J. Moon with full power of substitution, as true and lawful agents and proxies to represent the undersigned and vote all shares of common stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held in the Kingkade Room on the Second Floor of the Renaissance Oklahoma City Hotel, Ten North Broadway, Oklahoma City, Oklahoma, on Tuesday, June 8, 2004, at 8:00 a.m. local time. The Board of Directors recommends a vote “FOR” Agenda Items 1 and 2 and recommends a vote “AGAINST” Agenda Item 3 as set forth on the reverse side.

Do not return your Proxy Card if you are voting by Telephone or Internet.

Address Change/Comments

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please use only one of the three response methods.

BY TELEPHONE	BY INTERNET	BY MAIL

(Available only until 5:00 p.m. Eastern time, on June 7, 2004.)	(Available only until 5:00 p.m. Eastern time, on June 7, 2004.)

On a touch-tone telephone, call TOLL FREE 1-866-214-3726, 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.	Access the Internet voting Web site at https://www.proxyvotenow.com/dvn You will be prompted to follow simple instructions. You will incur only your usual Internet charges.	Mark, sign and date your instruction card and return it in the postage paid envelope. If you are entering instructions by telephone or the Internet, please do not mail your instruction card.

If you vote you proxy by telephone or Internet,

you do NOT need to mail back your proxy card.

ê  FOLD AND DETACH HERE  ê

☒  Please mark votes as in this example.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BELOW BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote “FOR” the nominees listed in Agenda Item 1.				The Board of Directors recommends a vote “AGAINST” Agenda Item 3.

		FOR	WITHHOLD		FOR	AGAINST	ABSTAIN
1.	Election of Directors	(all nominees)	(as to all nominees)	3.	Revise Director Election Vote Threshold ☐	☐	☐
	Nominees: (01) Thomas F. Ferguson, (02) Peter J. Fluor, (03) David M. Gavrin and (04) Michael E. Gellert Instructions: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) in the space provided below.	☐	☐	4.	In its discretion, to vote with respect to any other matters that may come up before the meeting or any adjournment thereof, including matters incident to its conduct.

The Board of Directors recommends a vote “FOR” Agenda Item 2.					I RESERVE THE RIGHT TO REVOKE THE PROXY AT ANY TIME BEFORE THE EXERCISE THEREOF.
	FOR	AGAINST	ABSTAIN
2.	Ratify the appointment of KPMG LLP as the company’s independent auditor for the year ending December 31, 2004 ☐	☐	☐		Please sign exactly as your name appears at left, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign.
DATE: , 2004

SIGNATURE

SIGNATURE

Mark here for address change and note on reverse  ☐

Mark here if you plan to attend the meeting  ☐